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BRIGHTPOINT ANNOUNCES PRELIMINARY THIRD QUARTER FINANCIAL RESULTS AND INTENT TO
SELL ITS OPERATIONS IN FRANCE AND RELATED CHARGES

o The Company Expects to Report:

   o Revenue of $545 million for Q3 of 2005

   o Income from Continuing Operations of $8.3 million, or $.30 per Diluted Share in Q3 of 2005

   o Unrestricted Cash and Cash Equivalents of Approximately $113 million as of September 30, 2005

   o Record 10.8 million Wireless Devices Handled in Q3 of 2005

o The Company Expects to Report in Q3 of 2005 a Predominately Non-Cash Loss from Discontinued Operations of $14 to $16 million, or $.52 to $.58 per Diluted Share

   o Including a $13.8 million Non-Cash Impairment Charge to the Value of Goodwill and Other Intangibles Related to its Operations in France

o Signed Agreement to Sell France Operations, Subject to Conditions Precedent


Plainfield, Inc. - October 28, 2005 - Brightpoint, Inc. (NASDAQ:CELL) As previously announced on October 18, 2005, Brightpoint, Inc. expects to announce its financial results for the quarter ended September 30, 2005, on Tuesday November 8, 2005, at approximately 4:00 pm EST (New York Time). At approximately 5:00 pm EST on November 8, 2005, Brightpoint will conduct a conference call to review the Company's operations and financial performance and will answer participants' questions. The Company anticipates it will report a record 10.8 million wireless devices handled and revenue of $545 million for the third quarter of 2005. The Company also expects it will report income from continuing operations for the third quarter of 2005 of $8.3 million, or $.30 per diluted share compared to $.20 per diluted share in the third quarter of 2004 and unrestricted cash and cash equivalents of approximately $113 million as of September 30, 2005. The Company expects it will report a loss from discontinued operations in the third quarter of 2005 of $14 to $16 million, or $.52 to $.58 per diluted share, largely driven by the charges related to France explained in further detail below.

The Company will record, in the third quarter of 2005, a $13.8 million non-cash impairment charge to the value of goodwill and other intangibles related to its operations in France. This charge is the result of current accounting rules that require goodwill and other intangibles to be evaluated for impairment annually or whenever facts and circumstances indicate that the current fair value might be less than the fair value as previously recorded. The Company has determined, based on the value implied by the pending transaction discussed below, that the fair value of goodwill and other intangibles related to its operations in France has been impaired.



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In connection with the Company's plan to sell its operations in France, it expects to record additional charges in the third quarter of 2005 related to its France operations of $1 to $3 million. The additional charges, which are predominately non-cash, are expected to include a $1.5 million non-cash write down of certain deferred tax assets, $800 thousand of operating losses for the three months ended September 30, 2005 and a gain or loss on disposition of between $1.6 million loss to a $700 thousand gain. The Company will record these anticipated charges related to France within discontinued operations for financial reporting purposes.

On September 30, 2005, the Company entered into an agreement for the sale of Brightpoint France to an entity to be formed by Initiative ET Finance Investissement ("I&F") and the Managing Director of Brightpoint France, the consummation of which is subject to certain conditions precedent, including, but not limited to, the approval of the proposed transaction by I&F's investment committee. In addition, I&F has the right to terminate the agreement without liability because the EBITDA for Brightpoint France at September 30, 2005 is less than specified levels as set forth in the sale and purchase agreement. The Company cannot make any assurances that the sale to I&F will occur.

I&F has completed over 225 buyouts since its creation in 1984 and had shareholders' equity of approximately 130 million Euros at the end of 2004. I&F is listed on the Second Market of the Paris Stock Exchange (securities code
5007) and Natexis Banques Populaires owns 92% of the shares.


About Brightpoint, Inc.

         Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

         Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of the Company to sell its French operations, including, but not limited to I&F at or above the current fair value as recorded.

         The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of


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these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

         Contact:   Brightpoint, Inc.
                    Anthony W. Boor, 317-707-2355